                                                                      EXHIBIT 12


                      GENZYME CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                                                                          For the
                                                                                                                           Three
                                                                                                                           Months
                                                                          YEAR ENDED DECEMBER 31,                          Ended
                                                     -----------------------------------------------------------------    March 31,
                                                            1996         1997        1998         1999          2000         2001
                                                            ----         ----        ----         ----          ----         ----
Pre-tax income(loss) from continuing
  operations ........................................   $ (69,622)   $  25,729    $ 102,437    $ 117,928      $(7,462)   $  (1,580)
Add:
  Fixed charges:
   Portion of rents representative of the
     interest factor ................................       4,260        5,421        6,142        7,400        7,033        1,758
   Amortization of debt conversion feature value ....        --          2,028        3,025         --           --           --
   Amortization of debt discount and commitment
     fees ...........................................        --            274          837        1,333        1,148          462
   Interest on indebtedness .........................       6,990       10,365       18,731       20,438       14,562       10,908
   Amortization of capitalized interest .............       2,306        2,793        2,887        3,021        3,287          960
Equity in net loss of unconsolidated affiliates(1) ..       3,472        2,900        7,329        7,128        2,099          916
Subtract:
  Minority interest in pre-tax income of consolidated
    subsidiaries that have not incurred fixed charges        --           --         (4,285)      (3,674)      (4,625)      (1,274)
                                                        ---------    ---------    ---------    ---------      -------    ---------
As adjusted income (loss) ...........................   $ (52,594)   $  49,510    $ 137,103    $ 153,574      $16,042    $  12,150
                                                        =========    =========    =========    =========      =======    =========
Fixed charges:
  Portion of rents representative of the interest
    factor ..........................................   $   4,260    $   5,421        6,142        7,400        7,033        1,758
  Amortization of debt conversion feature value .....        --          2,028        3,025         --           --           --
  Amortization of debt discount and commitment fees .        --            274          837        1,333        1,148          462
  Interest on indebtedness ..........................       6,990       10,365       18,731       20,438       14,562       10,908
  Capitalized interest ..............................       2,377          470          669        1,329        2,713        1,078
  Capitalized amortization of debt discount .........          57         --           --           --           --           --
                                                        ---------    ---------    ---------    ---------      -------    ---------
Total fixed charges .................................   $  13,684    $  18,558    $  29,404    $  30,500      $25,456    $  14,206
                                                        =========    =========    =========    =========      =======    =========
Ratio of earnings to fixed charges (2) ..............        --           2.7x         4.7x         5.0x         --           --
                                                        =========    =========    =========    =========      =======    =========


(1) Represents our equity in the net losses of Genzyme Transgenics Corporation, an unconsolidated affiliate.

(2) The ratio of earnings to fixed charges is not presented for the fiscal years ended December 31, 1996 and 2000 or for the three months ended
     March 31, 2001 because in each such period fixed charges exceeded earnings (as set forth above). In 1996, fixed charges exceeded earnings by $66.3 million due primarily to charges for in-process research and development of $130.6 million resulting from the acquisitions of Deknatel Snowden Pencer, Inc. and Neozyme II Corporation. In 2000, fixed charges exceeded earnings by $9.4 million due primarily to charges for in-process research and development of $200.2 million resulting from the acquisitions of GelTex and Biomatrix. For the three months ended March 31, 2001, fixed charges exceeded earnings by $2.1 million due primarily to increased amortization of intangibles resulting from the acquisitions of GelTex and Biomatrix in December 2000.